Exhibit 99.4

[Valuation Firm Letterhead]

July 30, 2018

Viomi Technology Co., Ltd

Wansheng Square, Rm 1302 Tower C

Xingang East Road, Haizhu District

Guangzhou, Guangdong, 510220

People’s Republic of China

Re: Viomi Technology Co., Ltd

Ladies and Gentlemen,

We understand that Viomi Technology Co., Ltd (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our independent valuation reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the Reports, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

AVISTA Valuation Advisory Limited

/s/ Vincent C B Pang
Name:	Vincent C B Pang
Title:	Managing Director